Tanger Factory Outlet Centers, Inc.

News Release
For Release:IMMEDIATE RELEASE
Contact:Frank C. Marchisello, Jr.
(336) 834-6834

TANGER REPORTS YEAR END RESULTS FOR 2008
10.1% Increase in Adjusted FFO
4.1% Increase in Same Center NOI

Greensboro, NC, February 17, 2009, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported its financial results for the quarter and year ended December 31, 2008.  Funds from operations available to common shareholders (“FFO”), a widely accepted supplemental measure of REIT performance, for the three months ended December 31, 2008, was $27.5 million, or $0.74 per share, as compared to FFO of $26.3 million, or $0.70 per share, for the three months ended December 31, 2007.  For the year ended December 31, 2008, FFO was $91.9 million, or $2.46 per share, as compared to FFO of $93.7 million, or $2.48 per share, for the year ended December 31, 2007.

FFO for the fourth quarter ended December 31, 2008 included $1.7 million in lease termination fee income, as well as a $3.3 million charge relating to due diligence costs associated with opportunities the company deemed no longer probable.

FFO for the year ended December 31, 2008 was impacted by a $2.2 million increase in lease termination fees over the prior year, offset by a $3.3 million increase in abandoned due diligence costs, an $8.9 million charge relating to the settlement of two US Treasury locks and a $406,000 prepayment premium associated with the early extinguishment of debt.  FFO as adjusted for these items would have been approximately $2.73 per share for 2008, representing a 10.1% increase over the prior year.

Net income available to common shareholders for the three months ended December 31, 2008 was $8.1 million, or $0.26 per share, compared to $9.1 million, or $0.29 per share for the fourth quarter of 2007.  Net income available to common shareholders for the year ended December 31, 2008 was $22.4 million, or $0.71 per share, compared to $23.0 million, or $0.72 per share for the year ended December 31, 2007.  Net income available to common shareholders for the year ended December 31, 2008 was also impacted by the charges described above.

Net income and FFO per share amounts above are on a diluted basis.  FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.

Highlights of Achievements

•	Received an upgrade from BBB- to BBB from Standard and Poor’s Ratings Services on October 23, 2008

•	34.7% debt-to-total market capitalization ratio, 3.67 times interest coverage ratio as of December 31, 2008

•	4.1% increase in same center net operating income during 2008

•	44.1% average increase in base rental rates on 492,000 square feet of re-leased space during 2008, compared to a 39.7% average increase in the prior year

•	17.5% increase in average base rental rates on 1.1 million square feet of signed renewals during 2008, compared to a 13.9% average increase in the prior year

•	96.6% occupancy rate for wholly-owned stabilized properties as of December 31, 2008

•	$336 per square foot in reported tenant comparable sales for the rolling twelve months ended December 31, 2008

Steven B. Tanger, President and Chief Executive Officer, commented, “During these difficult economic times, we are fortunate that the majority of our tenants remain financially strong.  Our low occupancy cost to our tenants, and our tenant and geographic diversification should allow us to remain profitable.  In addition, our balance sheet is conservatively positioned, and our dividend is well covered by our operating cash flow.”

Successful Financing Activity Provides Additional Liquidity

During the first quarter of 2008, Tanger successfully increased its unsecured line of credit capacity by over 60% from $200.0 million to $325.0 million. Tanger maintains separate lines of credit, ranging in size from $25.0 million to $100.0 million, with six different financial institutions.  Of the company’s lines of credit, five lines of credit, totaling $300.0 million, mature on or about June 30, 2011, and one line of credit, totaling $25.0 million, matures on June 30, 2009. The borrowing rates on the company’s lines of credit range from LIBOR plus 60 basis points to LIBOR plus 85 basis points.

On June 11, 2008, the company closed on a $235.0 million unsecured three year term loan, with a syndication of nine banks.  The facility bears interest at a spread over LIBOR of 160 basis points, with the spread adjusting over time, based upon the debt ratings of the company.  Subsequently, Tanger entered into two LIBOR based interest rate swap agreements, which effectively changes the floating rate of interest on the entire unsecured three year term loan facility to a fixed rate of 5.25%.

On June 26, 2008 the company used proceeds from the term loan to repay its only remaining mortgage loan with a principal balance of approximately $170.7 million two weeks ahead of its optional prepayment date.  As a result of the repayment of this mortgage, Tanger’s entire portfolio of wholly-owned properties was unencumbered as of December 31, 2008.

On October 23, 2008, Tanger was upgraded by Standard and Poor’s Ratings Services from BBB- to BBB, making it one of only two REITs to receive a ratings upgrade in 2008.  The company has an investment grade rating with Moody’s Investors Service of Baa3.

As of December 31, 2008, the company had $161.5 million in floating rate debt outstanding, all of which is associated with its lines of credit, representing 20.3% of its total debt.  Tanger’s total market capitalization as of December 31, 2008 was approximately $2.3 billion, with $795.3 million of debt outstanding, equating to a debt to total market capitalization of 34.7% as of December 31, 2008.  During the year ended December 31, 2008, the company maintained an interest coverage ratio of 3.67 times.  Tanger remains in compliance with all of its bond covenants, which are disclosed in the company’s supplemental information package for the quarter ended December 31, 2008.

National Platform Continues to Drive Operating Results

Tanger’s broad geographic representation and established brand name within the factory outlet industry continues to generate solid operating results.  The company’s portfolio of properties had a year-end occupancy rate of 96.6%, representing the 28th consecutive year since the company commenced operations in 1981 that it has achieved a year-end portfolio occupancy rate at or above 95%.

During 2008, Tanger executed 377 leases, totaling 1,595,000 square feet relating to its existing, wholly-owned properties.  For the year, 1,103,000 square feet of renewals generated a 17.5% increase in average base rental rates, and represented 82.5% of the square feet originally scheduled to expire during 2008.  Average base rental rates on re-tenanted space during the year increased 44.1% and accounted for the remaining 492,000 square feet.

Tanger continues to derive its rental income from a diverse group of national brand name manufacturers and retailers with no single tenant accounting for more than 8.4% of its gross leasable area and 5.3% of its total base and percentage rentals.

Same center net operating income increased 2.5% for the fourth quarter and 4.1% for the year ended December 31, 2008 compared to the same periods in 2007.  This follows same center annual net operating income increases of 5.3% in 2007, 3.1% in 2006, 3.8% in 2005 and 1.2% in 2004.

Excluding two properties undergoing major renovations, reported tenant comparable sales per square foot for the rolling twelve months ended December 31, 2008 decreased 1.6% to $336 per square foot.  Tanger’s average tenant occupancy cost as a percentage of average sales was 8.2% for 2008 compared to 7.7% in 2007, 7.4% in 2006, 7.5% in 2005 and 7.3% in 2004.

Investment Activities Provide Future Earnings Growth

On August 29, 2008, Tanger held a very successful grand opening celebration at its new center in Washington, PA, south of Pittsburgh, PA.  As of December 31, 2008, the property was 85% occupied.  The Washington, PA center is wholly owned by Tanger.

On October 23, 2008, Tanger held the grand opening of its center in Deer Park (Long Island), NY.  As of December 31, 2008, the property was 78% occupied.  The Deer Park property is owned through a joint venture of which Tanger and two venture partners each own a one-third interest.

Based upon the tremendous response by customers at both of these centers’ grand opening events, the company feels there will continue to be additional tenant interest in the remaining available space and additional signed leases for both properties may be completed during the first year stabilization period.

Tanger has purchase options on new development sites located in Mebane, NC and Irving, TX, and is continuing with its predevelopment work at these locations.  In October, 2008, Tanger made the decision to terminate its purchase options in Port St. Lucie, Florida and Phoenix, Arizona.  As a result, the company recorded a $3.3 million charge relating to its predevelopment costs on these and other projects deemed no longer probable during the fourth quarter of 2008.

On January 5, 2009, the company acquired the remaining 50% interest in the joint venture which owns the Tanger Outlet Center located on Highway 17 in Myrtle Beach, South Carolina, for a cash purchase price of $32.0 million plus the assumption of a $35.8 million mortgage.

In 2009 Tanger Expects Additional Growth in FFO Per Share

Based on Tanger’s internal budgeting process, the company’s view on current market conditions, and the strength and stability of its core portfolio, Tanger currently believes its net income available to common shareholders for 2009 will be between $0.87 and $0.97 per share and its FFO available to common shareholders for 2009 will be between $2.73 and $2.83 per share.  The company’s earnings estimates reflect the accounting change relating to the recording of additional non-cash interest expense associated with its $149.5 million of outstanding convertible debt, which will have a negative impact on earnings of approximately $0.07 per share.  Tanger’s earnings estimates do not include the impact of any potential sales or acquisitions of properties.  The following table provides the reconciliation of estimated diluted FFO per share to estimated diluted net income per share:

Low Range    High Range
Estimated diluted net income per common share                    $  0.87         $  0.97
Minority interest, gain/loss on the sale of real estate,
depreciation and amortization uniquely
significant to real estate including minority interest
share and our share of joint ventures                          1.86             1.86
Estimated diluted FFO per share                               $  2.73         $  2.83

Year End Conference Call

Tanger will host a conference call to discuss its year end 2008 results for analysts, investors and other interested parties on Wednesday, February 18, 2009, at 10:00 A.M. eastern time.  To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers fourth quarter and year end 2008 financial results call.  Alternatively, the call will be web cast by CCBN and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site at http://www.tangeroutlet.com/investorrelations/news/ under the News Releases section.  A telephone replay of the call will be available from February 18, 2009 starting at 1:00 P.M. Eastern Time through 11:59 P.M., February 27, 2009, by dialing 1-800-642-1687 (conference ID # 81080427).  Additionally, an online archive of the broadcast will also be available through February 27, 2009.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a fully integrated, self-administered and self-managed publicly traded REIT.  As of December 31, 2008, the company owned 30 outlet centers in 21 states coast to coast, totaling approximately 8.8 million square feet of gross leasable area.  Tanger also managed for a fee and owned an interest in three outlet centers containing approximately 1.4 million square feet.  Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended December 31, 2008. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, funds from operations, the development and opening of new centers, and coverage of the current dividend may be forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements are subject to risks and uncertainties.  Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the company’s ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, the company’s ability to lease its properties, the company’s inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition.  For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (and December 31, 2008, when available).

TANGER FACTORY OUTLET CENTERS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2008		2007	2008		2007
REVENUES
Base rentals (a)		$42,694	$38,210		$159,068	$146,824
Percentage rentals		2,949	3,323		7,058	8,757
Expense reimbursements		20,557	18,482		72,004	65,978
Other income		2,137	1,963		7,261	7,206
Total revenues		68,337	61,978		245,391	228,765

EXPENSES
Property operating		21,139	20,244		77,974	73,737
General and administrative		5,099	4,911		22,264	19,007
Depreciation and amortization		16,733	14,940		62,326	63,810
Abandoned due diligence costs		3,336	246		3,923	646
Total expenses		46,307	40,341		166,487	157,200
Operating income		22,030	21,637		78,904	71,565
Interest expense (b)		10,252	9,851		38,443	40,066
Loss on settlement of US treasury rate locks		---	---		8,910	---
Income before equity in earnings of
unconsolidated joint ventures, minority
interest and discontinued operations		11,778	11,786		31,551	31,499
Equity in earnings (loss) of unconsolidated joint ventures		(696)	443		852	1,473
Minority interest in operating partnership		(1,577)	(1,778)		(4,371)	(4,494)
Income from continuing operations		9,505	10,451		28,032	28,478
Discontinued operations, net of minority interest (c)		---	22		---	98
Net income		9,505	10,473		28,032	28,576
Less applicable preferred share dividends		(1,406)	(1,406)		(5,625)	(5,625)
Net income available to common shareholders		$8,099	$9,067		$22,407	$22,951

Basic earnings per common share:
Income from continuing operations		$.26	$.29		$.72	$.74
Net income		$.26	$.29		$.72	$.74

Diluted earnings per common share:
Income from continuing operations		$.26	$.29		$.71	$.72
Net income		$.26	$.29		$.71	$.72

Summary of discontinued operations (c)
Operating income from discontinued operations	$	---	$21	$	---	$112
Gain on sale of real estate		---	6		---	6
Income from discontinued operations		---	27		---	118
Minority interest in discontinued operations		---	(5)		---	(20)
Discontinued operations, net of minority interest	$	---	$22	$	---	$98

(a) Includes straight-line rent and market rent adjustments of $626 and $832 for the three months ended and $3,551 and $4,023 for the years ended December 31, 2008 and 2007, respectively.
(b) Includes prepayment premium of $406 for the year ended December 31, 2008 related to the repayment of our only remaining mortgage which had a principal balance of $170.7 million.
(c) In accordance with SFAS No. 144 ”Accounting for the Impairment or Disposal of Long Lived Assets,” the results of operations for properties disposed of or classified as held for sale during the above periods in which we have no significant continuing involvement have been reported above as discontinued operations for the periods presented.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2008	2007
ASSETS:
Rental property
Land	$135,689	$130,075
Buildings, improvements and fixtures	1,260,017	1,104,459
Construction in progress	3,823	52,603
	1,399,529	1,287,137
Accumulated depreciation	(359,298)	(312,638)
Rental property, net	1,040,231	974,499
Cash and cash equivalents	4,977	2,412
Investments in unconsolidated joint ventures	9,457	10,695
Deferred charges, net	37,942	44,804
Other assets	29,248	27,870
Total assets	$1,121,855	$1,060,280

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY:
Liabilities
Debt
Senior, unsecured notes (net of discount of $681 and $759,
respectively)	$398,819	$498,741
Unsecured term loan	235,000	---
Mortgages payable (including premium of $0 and $1,046,
respectively)	---	173,724
Unsecured lines of credit	161,500	33,880
Total debt	795,319	706,345
Construction trade payables	11,968	23,813
Accounts payable and accrued expenses	57,191	47,185
Total liabilities	864,478	777,343
Commitments
Minority interest in operating partnership	29,321	33,733
Shareholders’ equity
Preferred shares, 7.5% Class C, liquidation preference $25 per share, 8,000,000 authorized, 3,000,000 shares
issued and outstanding at December 31, 2008 and 2007	75,000	75,000
Common shares, $.01 par value, 150,000,000 authorized, at
31,667,501 and 31,329,241 shares issued and outstanding
December 31, 2008 and 2007, respectively	317	313
Paid in capital	358,891	351,817
Distributions in excess of earnings	(196,535)	(171,625)
Accumulated other comprehensive loss	(9,617)	(6,301)
Total shareholders’ equity	228,056	249,204
Total liabilities, minority interest and shareholders’
equity	$1,121,855	$1,060,280

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007

FUNDS FROM OPERATIONS (a)
Net income	$9,505	$10,473	$28,032	$28,576
Adjusted for:
Minority interest in operating partnership	1,577	1,778	4,371	4,494
Minority interest, depreciation and amortization
attributable to discontinued operations	---	5	---	165
Depreciation and amortization uniquely significant to
real estate – consolidated	16,627	14,865	61,962	63,506
Depreciation and amortization uniquely significant to
real estate – unconsolidated joint ventures	1,227	626	3,165	2,611
Gain on sale of real estate	---	(6)	---	(6)
Funds from operations (FFO)	28,936	27,741	97,530	99,346
Preferred share dividends	(1,406)	(1,406)	(5,625)	(5,625)
Funds from operations available to commonshareholders	$27,530	$26,335	$91,905	$93,721
Funds from operations available to common
shareholders per share – diluted	$.74	$.70	$2.46	$2.48

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	31,160	30,867	31,084	30,821
Effect of exchangeable notes	---	478	---	478
Effect of outstanding share and unit options	98	202	136	214
Effect of unvested restricted share awards	112	178	142	155
Diluted weighted average common shares (for earnings	31,370	31,725	31,362	31,668
per share computations)
Convertible operating partnership units (b)	6,067	6,067	6,067	6,067
Diluted weighted average common shares (for funds
from operations per share computations)	37,437	37,792	37,429	37,735

OTHER INFORMATION
Gross leasable area open at end of period -
Wholly owned	8,820	8,398	8,820	8,398
Partially owned – unconsolidated	1,352	667	1,352	667

Outlet centers in operation -
Wholly owned	30	29	30	29
Partially owned – unconsolidated	3	2	3	2

States operated in at end of period (c)	21	21	21	21
Occupancy percentage at end of period (c) (d)	96.6%	97.6%	96.6%	97.6%

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
FOOTNOTES TO SUPPLEMENTAL INFORMATION

(a) FFO is a non-GAAP financial measure.  The most directly comparable GAAP measure is net income (loss), to which it is reconciled.  We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report.  FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance.  FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures.  We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies.  FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity.  FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

(b) The convertible operating partnership units (minority interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

(c) Excludes Myrtle Beach, South Carolina Hwy 17 and Wisconsin Dells, Wisconsin properties for the 2008 and 2007 periods which were operated by us through 50% ownership joint ventures and excludes Deer Park, New York property for the 2008 period which is operated by us through a 33.3% ownership joint venture.

(d) Excludes our wholly-owned, non-stabilized center in Washington, Pennsylvania for the 2008 periods.